UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 11, 2024

CLIPPER REALTY INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38010	47-4579660
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4611 12th Avenue, Suite 1L Brooklyn, New York	11219
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 438-2804

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

141 Livingston Owner LLC (the “Borrower”), a subsidiary of Clipper Realty Inc. (the “Company”), and Citi Real Estate Funding Inc. entered into the Loan Agreement, dated as of February 18, 2021 (the “Loan Agreement”), related to a loan in the principal amount of $100.0 million (the “Loan”). The Loan is evidenced by promissory notes (the “Notes”) and secured by the Company’s 141 Livingston Street property (the “Property”). The Company and its operating subsidiary, Clipper Realty L.P., serve as limited guarantors of certain obligations under the Loan, including those related to the reserve monthly deposit discussed below.

Certain agencies of the City of New York lease commercial space at the Property. The Company and the City of New York are in the process of negotiating the terms of a five-year extension of the current lease upon its expiration in December 2025. There can be no assurance that the negotiations will conclude with an agreement.

As previously disclosed by the Company, on October 28, 2024, the Company received notice that, as of October 7, 2024, the servicing of the Notes was transferred to a special servicer (the “Special Servicer”) due to the Company’s alleged failure to make certain required payments under the Loan Agreement, including, but not limited to, the reserve deposit starting on July 7, 2024. The Special Servicer demanded that the Company pay (i) $2.2 million of reserve payments into a reserve account immediately, for July-October 2024 and continued monthly payments of $555,555 for an additional 14 months, (ii) $1.2 million of default interest and late charges through October 7, 2024, and (iii) an additional $10,417 per diem interest for each day thereafter.

On November 11, 2024, the Special Servicer notified the Borrower that, due to its alleged event of default under the Loan Agreement, as a result of the failure to make the payments described above, the Loan had been accelerated, and all amounts under the Loan Agreement were due and payable. Such amounts include, but are not limited to, $100.0 million principal amount of the Loan, approximately $5.0 million of default yield maintenance premium, $10.0 million aggregate reserve deposit, and approximately $1.6 million of default interest and penalties.

We believe that (i) the Company has made timely payments under the Loan Agreement, (ii) the servicer and the Special Servicer have misinterpreted the terms of the Loan Agreement requiring monthly reserve payments beginning on July 7, 2024, (iii) the Company has no current obligation to make such reserve payments under the Loan Agreement and (iv) the Company should not be obligated to pay the default interest and late charges. The Company and the Special Servicer have entered into a pre-negotiation agreement and as such are engaged in good faith discussions regarding the terms of the Loan Agreement related to the reserve monthly deposit, among other matters. However, if the Company is unable to resolve this matter in a manner favorable to the Company, the lender may also seek to exercise any of its other rights or remedies under the Loan Agreement.

Cautionary Note Concerning Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s belief regarding whether any event of default has occurred, discussions with the Special Servicer to address its notice, the resolution of the matters set forth in such notice, and the timing of any of the foregoing. These forward-looking statements are based on management’s current beliefs, intentions and expectations. These statements are neither promises nor guarantees, and involve risks and uncertainties that may cause the Company’s actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, risk factors or uncertainties discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent reports filed with the SEC. Any such forward-looking statements represent management’s beliefs, intentions and expectations as of the date of this Current Report on Form 8-K. These forward-looking statements speak only as of the date of this report, and the Company undertakes no obligation to revise or update these statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clipper Realty Inc.

By:	/s/ David Bistricer
Name:	David Bistricer
Title:	Co-Chairman and Chief Executive Officer

Date: November 15, 2024